Exhibit 10.19

Summary of Amendment to Distribution Agreement by and between Newport Coachworks, Inc.

and Don Brown Bus Sales, Inc. dated November 1, 2012

On November 1, 2012, Newport Coachworks, Inc. entered into a Distribution Agreement with Don Brown Bus Sales, Inc., under which Down Brown placed an initial order with Newport Coachworks for Newport Coachworks to manufacture 288 buses between December 2012 and December 2014.

On or about January 21, 2013, Don Brown Bus Sales e-mailed Newport Coachworks and indicated that one of its primary product suppliers had been sold and that, as a result, it wished to increase its order by six units per month, or an additional 144 units over the life of the initial agreement, bringing the total order to 432 buses under the terms of the original agreement during the original agreement time period.

Newport Coachworks accepted Don Brown’s additional order request.